- PRESS RELEASE -

Contact:     USA       Derek Heins
                       Rofin-Sinar
                       313-455-5400
                          - or-
             Europe    Thorsten Frauenpreiss
                       Rofin-Sinar
                       ++49-40-73363-256


ROFIN-SINAR REPORTS RESULTS FOR SECOND QUARTER FISCAL 1998; SALES OF $30 MILLION AND NET INCOME OF $1.9 MILLION

Plymouth, MI / Hamburg, Germany, May 12th, 1998 - ROFIN-SINAR Technologies, Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high performance laser sources, today announced results for its second fiscal quarter and half-year ended March 31, 1998.


FINANCIAL HIGHLIGHTS
(in thousands, except per share data)

                         Three months ended           Six months ended
                   ----------------------------  ----------------------------
                   03/31/98  03/31/97  % Change  03/31/98  03/31/97  % Change
                   --------  --------  --------  --------  --------  --------

Net sales          $ 29,961  $ 33,435    -10%    $ 58,173  $ 67,469    -14%
Net Income         $  1,933  $  2,488    -22%    $  3,971  $  5,166    -23%
Earnings per share
"Diluted" Basis    $   0.17  $   0.21    -19%    $   0.34  $   0.45    -24%

The diluted earnings per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 11.6 million for the fiscal quarters ending March 31, 1998 and 1997, and for the six month periods, respectively.

Dr. Peter Wirth, Chairman and CEO commented, "Last year's second quarter was one of the strongest in our history, and our sales and profit figures were not able to reach the same levels this year due to a lower level of activity at select customer groups in North America."

"Despite the effect of costs associated with our new UK operation, we were able to achieve a net margin of 6.5%. On the technology front, this was the first quarter where we shipped more of our Slab-lasers than conventional fast axial flow lasers, a clear breakthrough for this proprietary technology."

FINANCIAL REVIEW

SECOND QUARTER
For the second quarter ended March 31, 1998, net sales totaled $30.0 million, 10% below the comparable period in 1997. The US-dollar continued to strengthen in relation to European currencies and the Japanese Yen resulting in a negative impact of $1.9 million or 6% of sales in the quarterly comparison.

Gross profit was 36.7% of sales ($11.0 million) and net income totaled $1.9 million, 19% lower than the corresponding prior year period. Net income was 6.5% of sales, compared to 7.4% in the second quarter of fiscal 1997. Earnings per share diluted equaled $0.17 based upon 11.6 million common shares outstanding.

Compared to the second quarter ending March 31, 1997, net sales of laser products for cutting and welding applications decreased by 22% to $19.9 million, while net sales of lasers for marking and microwelding increased by 27% to $10.0 million.

R&D net spending was $2.2 million, or 7.3% of net sales, compared to $2.7 million, or 8.1% of net sales, in the second quarter of fiscal 1997. Governmental grants accounted for $0.6 million this quarter versus zero in the comparable period last year.

SIX MONTHS
For the six months ended March 31, 1998, net sales totaled $58.2 million, a decrease of $9.3 million over the comparable period in 1997. The decrease was caused by the strengthening of the US dollar, which had a negative impact of $4.7 million, and the high volume of welding lasers to one automotive supplier in the comparable period last year. Gross profit for the period was $22.0 million, only $2.2 million lower than in 1997. Six months net income in 1998 totaled $4.0 million, with earnings per share of $0.34 on a diluted basis.

On a geographical basis, Rofin-Sinar's largest single market was still North America, where net sales in the first six months totaled $17.2 million (1997:
$25.3 million), a 32% decrease. In Europe/Asia, net sales decreased by 3% to $41.0 million (1997: $42.2 million) and would have been $4.7 million, or 8%, higher based on last year's exchange rates.

Order entry for the second quarter was $28.6 million. This resulted in an order backlog on March 31, 1998 of $29.5 million.

In the coming quarters, the company expects that the demand for cutting and welding lasers will be affected by a slower than anticipated market in North America and a slowdown in Japan. The company believes that its significant investment in diode technology and low-power CO2 lasers has put it in a strong competitive position to exploit current and new markets, while its success with the proprietary Slab-laser technology is expected to continue.

Headquartered in Plymouth, Michigan, and Hamburg, Germany, Rofin-Sinar Technologies, Inc. designs, develops, engineers and manufactures industrial laser products for cutting, welding and marking a wide range of materials. With production facilities in the US, Germany, UK and Japan, Rofin-Sinar is one of the world's leading designers and manufacturers of industrial lasers and currently has more than 5000 laser units installed worldwide and serves more than 1500 customers. Rofin-Sinar's shares trade on the NASDAQ National Market System under the symbol RSTI. Additional information is available on Rofin-Sinar's home page: http://www.rofin.com.

ROFIN-SINAR TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except per share data)

                                 Three Months Ended       Six Months Ended
                                    (unaudited)              (unaudited)
                               ----------------------  ----------------------
                                03/31/98    03/31/97    03/31/98    03/31/97
                               ----------  ----------  ----------  ----------
- Cutting/Welding               $ 19,945    $ 25,521    $ 38,940    $ 50,921
- Marking                         10,016       7,914      19,233      16,548
Net Sales                         29,961      33,435      58,173      67,469

Costs of goods sold               18,974      21,311      36,164      43,232
                               ----------  ----------  ----------  ----------
Gross profit                      10,987      12,124      22,009      24,237
Selling, general and
  administrative expenses          5,900       5,651      11,320      11,533
Research and development
  expenses                         2,186       2,719       4,714       4,876
                               ----------  ----------  ----------  ----------
Income from operations             2,901       3,754       5,975       7,828

Other expense (income)              (437)       (574)       (820)       (844)
                               ----------  ----------  ----------  ----------
Income before income taxes         3,338       4,328       6,795       8,672
Income tax expense                 1,405       1,840       2,824       3,506

Net income                         1,933       2,488       3,971       5,166
                               ==========  ==========  ==========  ==========
Net income per common share
  "diluted" basis                $  0.17     $  0.21     $  0.34     $  0.45


The diluted earnings per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 11.6 million for the fiscal quarters ending March 31, 1998 and 1997, and for the six month periods, respectively.

ROFIN-SINAR TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS

(in thousands)
                                              (UNAUDITED)      (AUDITED)
                                                   At             At
                                                03/31/98       09/30/97
                                               ----------     ----------
ASSETS
     Cash and cash equivalents                  $ 38,280       $ 40,743
     Trade accounts receivable, net               31,114         27,148
     Inventories net                              30,373         28,731
     Other current assets                          5,061          5,345
                                               ----------     ----------
          Total current assets                   104,828        101,967
     Net Property and equipment                   22,019         22,118
     Other non-current assets                      7,592          8,104
                                               ----------     ----------
     Total non-current assets                     29,611         30,222
                                               ----------     ----------
          Total assets                          $134,439       $132,189
                                               ==========     ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
     Short-term debt                            $ 15,741       $ 18,569
     Accounts payable, trade                       7,859          5,837
     Other current liabilities                    19,749         22,554
                                               ----------     ----------
          Total current liabilities               43,349         46,960
                                               ----------     ----------
     Long-term debt                                3,249              0
     Other non-current liabilities                 3,498          3,303
                                               ----------     ----------
          Total liabilities                       50,096         50,263
                                               ----------     ----------
          Net stockholders' equity                84,343         81,926
                                               ----------     ----------
          Total liabilities and
             stockholders' equity               $134,439       $132,189
                                               ==========     ==========

Certain information included in this press release is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2-, Nd:YAG lasers and Diode lasers, cyclicality, conflicting patents and other intellectual property rights of third parties, potential infringement claims and future capital requirements. These forward looking statements represent the Company's best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward looking statements.

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